Exhibit 99.1

News Release

Contact:	Investors: Jeb Bachmann – Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen – Vice President, Communications - (615) 263-3107

LUCIBETH N. MAYBERRY NAMED PRESIDENT AND CEO AND

DIRECTOR OF CORECIVIC

PATRICK D. SWINDLE STEPS DOWN DUE TO HEALTH REASONS

Brentwood, Tenn. – September 25, 2026 – CoreCivic, Inc. (NYSE: CXW) (“CoreCivic” or the “Company”) announced today that the Board of Directors of the Company has appointed Lucibeth N. Mayberry as President and Chief Executive Officer of the Company. Patrick D. Swindle has resigned as President and Chief Executive Officer due to health reasons. Mr. Swindle has served as President and Chief Executive Officer since January 1, 2026, following his appointment as President and Chief Operating Officer on January 1, 2025. In addition, Mr. Swindle resigned from CoreCivic’s Board, and Ms. Mayberry has been appointed to fill the vacancy.

Mr. Swindle said, “It is with a heavy heart that I am announcing my decision to resign as President and CEO of CoreCivic, as I pursue treatment for stage four metastatic pancreatic cancer. It has been the greatest professional honor of my life to serve as President and CEO of this Company. We have an excellent leadership team at CoreCivic, and Lucibeth has been an indispensable member of our executive leadership team, with whom I’ve worked closely for nineteen years on many critical strategic matters for the Company, including the property sales we announced earlier this year. Lucibeth is one of the most capable and principled leaders I know, and I have no doubt that under her stewardship, this Company will continue to grow and make a difference in the lives of the individuals entrusted to our care.”

Ms. Mayberry said, “Patrick is not only a remarkable leader but a valued colleague and a dear friend. I am personally thankful for his mentorship and his numerous contributions to CoreCivic, not just as Chief Executive Officer, but over the course of his many years with the Company. Patrick has been instrumental in leading CoreCivic through a significant period of development and change during his time as President and CEO. I am fully committed to continuing the current capital allocation strategy, maintaining our focus on operational excellence, and look forward to building on the progress already underway.”

Mark Emkes, chair of the Board of Directors, commented, “On behalf of the Board of Directors, I thank Patrick and extend our very best wishes to him and his family. Patrick helped make the Company stronger and more flexible and positioned the Company well for the future. We are profoundly grateful for everything Patrick has given to this organization, and we are honored that he will continue to lend his guidance as a special advisor during this transition. In appointing Lucibeth, the Board is recognizing her significant leadership and the trust she has earned across the organization. She has a deep understanding of our business, a proven ability to execute strategic initiatives, and the full confidence of the Board to lead CoreCivic forward while continuing the strategy that has strengthened the Company and created value for shareholders.”

Ms. Mayberry has served as the Executive Vice President and Chief Strategy Officer since May 2025. From October 2022 to May 2025, Ms. Mayberry served as the Executive Vice President and Chief Innovation Officer. Prior to assuming that role, Ms. Mayberry served as Executive Vice President, Real Estate from May 2015 until October 2022. She has previously served in various roles at CoreCivic since May 2003, including as Vice President, Deputy Chief Development Officer; Vice President, Research, Contract and Proposals; and as Managing Director, State Partnership Relations. Ms. Mayberry holds a bachelor’s degree from the University of Tennessee, a juris doctor from Vanderbilt University, and a Master of Laws degree in taxation from the University of Florida.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that help build safer, healthier, and more productive communities one person at a time through residential corrections, detention, and reentry management, adjacent service offerings that include pharmaceutical, transportation, and alternatives to incarceration, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest operators of such facilities in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the transition of executive leadership at CoreCivic. These forward-looking statements may include such words as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ from our expectations are described in the filings made from time to time by CoreCivic with the Securities and Exchange Commission (“SEC”) and include the risk factors described in CoreCivic’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 20, 2026 and subsequent filings.

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

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